UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 6, 2017 (June 29, 2017)
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Bee Cave Road, Suite 200, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement
The Purchase Agreement
On June 29, 2017, EZCORP, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with UBS Securities LLC and Jefferies LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), relating to the sale by the Company of $125,000,000  aggregate principal amount of its 2.875% convertible senior notes due 2024 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Notes Offering”). In addition, the Company granted the initial purchasers an option to purchase up to an additional $18,750,000 aggregate principal amount of the Notes on the same terms and conditions. The Initial Purchasers exercised their option on June 30, 2017.
The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
The Notes and the Indenture
On July 5, 2017, the Company issued $143,750,000 of the Notes pursuant to an indenture, dated as of July 5, 2017 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee. Net proceeds to the Company, after deducting discounts and expenses, were approximately $140 million. The Company used the net proceeds as follows:

•	$51.6 million was used to pay all outstanding borrowings under, and to terminate, the Company's senior secured credit facility, as described in Item 1.02 below;

•
$34.4 million was used to repurchase $35 million aggregate principal amount of the Company’s existing 2.125% Cash Convertible Senior Notes Due 2019 (the “Cash Convertible Notes”), leaving $195 million aggregate principal amount of Cash Convertible Notes outstanding; and

•	The remaining $54.0 million was added to the Company’s cash balances and will be used to fund potential acquisitions and for other general corporate purposes.
The Notes will bear interest at a rate of 2.875% per year until maturity. Interest will be payable in cash on January 1 and July 1 of each year, beginning January 1, 2018. The Notes will mature on July 1, 2024, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The initial conversion rate is 100 shares of the Company’s Class A Non-Voting Common Stock (“Class A common stock”) per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $10.00 per share of Class A common stock, and representing an initial conversion premium of approximately 30% above the closing price of $7.70 per share of the Company’s Class A common stock on June 28, 2017). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.
Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding January 1, 2024, but only under the following circumstances:

•
During any fiscal quarter commencing after the fiscal quarter ending on September 30, 2017 (and only during such fiscal quarter), if the last reported sale price of the Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
During the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s Class A common stock and the conversion rate on such trading day;

•	If the Company calls any or all of the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•	Upon the occurrence of specified corporate events described in the Indenture.
On or after January 1, 2024 until the close of business on the business day immediately preceding the maturity date, holders may, at their option, convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion of a Note, the Company will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock or a combination of cash and shares of the Company’s Class A common stock, at the Company’s election. If the Company satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of the Company’s Class A common stock, the amount of cash and shares of the Company’s Class A common stock, if any, due upon conversion will be based on a daily conversion value (as described in the Indenture) calculated on a proportionate basis for each trading day in a 30-day trading day observation period. The Company’s payment or delivery, as the case may be, to the holder of a Note of the amount of cash, shares of the Company’s Class A common stock or a combination of cash and shares of the Company’s Class A common stock into which such Note is convertible will be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the conversion date.
If holders elect to convert the Notes in connection with certain fundamental change transactions described in the Indenture, the Company will, under certain circumstances described in the Indenture, increase the conversion rate for the Notes so surrendered for conversion.
The Company may not redeem the Notes prior to July 6, 2021. The Company, at its option, may redeem for cash all or any portion of the Notes on or after July 6, 2021, if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
If the Company undergoes a fundamental change at any time, holders will have the right, at their option, to require the Company to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding the fundamental change repurchase date, subject to the terms of the Indenture.
The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.
Partial Termination of Cash Convertible Note Hedges and Warrants
In connection with the issuance of the Cash Convertible Notes in 2014, the Company entered into privately negotiated cash convertible note hedge transactions (collectively, the “Cash Convertible Note Hedge Transactions”), relating to the notional number of shares of Class A common stock underlying the Cash Convertible Notes with each of Morgan Stanley & Co. LLC., as agent for Morgan Stanley & Co. International plc, Jefferies International Limited and UBS AG, London Branch (collectively, the “Option Counterparties”). The Company also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions”) relating to the Class A common stock with each of the Option Counterparties, pursuant to which the Company may be obligated to issue shares of Class A common stock.
On June 30, 2017, the Company entered into a Call Option Termination Agreement and a Warrant Termination Agreement with each of the Option Counterparties to unwind a portion of the Cash Convertible Note Hedge Transactions and Warrant Transactions corresponding to the repurchased Cash Convertible Notes. The Company expects that the Option Counterparties will unwind a portion of their hedge positions by selling shares of Class A common stock and/or unwinding derivative transactions with respect to the Class A common stock during the 10 trading day period following June 30, 2017.
The Company expects to receive payments from the Option Counterparties in connection with the partial unwind of the Cash Convertible Note Hedge Transactions, net of the payments it expects to make to the Option Counterparties in connection with the partial unwind of the Warrant Transactions. The amount of the net receipts will depend on the market price of the Class A common stock at such times as agreed with the Option Counterparties.
Item 1.02 — Termination of a Material Definitive Agreement
On July 5, 2017, the Company used approximately $51.6 million of net proceeds from the Notes Offering to repay all outstanding borrowings, accrued interest and fees due under its senior secured credit facility, which was governed by the Financing Agreement, dated September 12, 2016, with certain lenders and Fortress Credit Co LLC (as collateral and administrative agent for the lenders) (the “Financing Agreement”), and terminated the Financing Agreement, including the undrawn delayed draw term facility. The amount paid includes repayment of the $50.0 million aggregate principal outstanding, approximately $0.6 million in accrued and unpaid interest and fees, and $1.0 million in prepayment premium.

The information under “Partial Termination of Cash Convertible Note Hedges and Warrants” in Item 1.01 above is incorporated herein by reference.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information under Item 1.01 above is incorporated herein by reference.
Item 3.02 — Unregistered Sales of Equity Securities
The information under Item 1.01 above is incorporated herein by reference.
Item 8.01 — Other Events
On July 6, 2017, the Company issued a press release announcing completion of the Notes Offering. The full text of the press release is attached as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

4.1	Indenture, dated July 5, 2017, between EZCORP, Inc., and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 2.875% Convertible Senior Notes Due 2024
10.1
Purchase Agreement, dated June 29, 2017, between EZCORP, Inc. and UBS Securities LLC and Jefferies LLC, as representatives of the several initial purchasers named in Schedule I thereto, relating to the Company’s 2.875% Convertible Senior Notes Due 2024

99.1	Press release, dated July 6, 2017, announcing the completion of the previously announced private offering of the Company’s 2.875% Convertible Senior Notes Due 2024
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	July 6, 2017	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Chief Legal Officer and Secretary
EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Indenture, dated July 5, 2017, between EZCORP, Inc., and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 2.875% Convertible Senior Notes Due 2024
10.1
Purchase Agreement, dated June 29, 2017, between EZCORP, Inc. and UBS Securities LLC and Jefferies LLC, as representatives of the several initial purchasers named in Schedule I thereto, relating to the Company’s 2.875% Convertible Senior Notes Due 2024

99.1	Press release, dated July 6, 2017, announcing the completion of the previously announced private offering of the Company’s 2.875% Convertible Senior Notes Due 2024